Exhibit 16.1

October 27, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated October 22, 2014 of 6D Global Technologies, Inc.  (formerly Clean Tech Innovations, Inc.) and agree with the statements concerning our Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Goldman Kurland & Mohidin LLP

Goldman Kurland & Mohidin LLP